Exhibit 4.1

AMENDMENT TO SECTION 382 RIGHTS AGREEMENT

AMENDMENT dated as of June 24, 2014 (this “Amendment”), to the SECTION 382 RIGHTS AGREEMENT dated as of October 31, 2013 (the “Rights Agreement”), between ARIAD PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent (the “Rights Agent”).

WHEREAS, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof;

WHEREAS, the Company desires to amend the Rights Agreement as provided herein and subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto hereby agree as follows:

SECTION 1. Capitalized Terms. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Rights Agreement.

SECTION 2. Amendment. Section 26 of the Rights Agreement is hereby deleted and replaced in its entirety as follows: “At any time prior to the Distribution Date, and subject to the last sentence of this Section 26, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Rights Agreement in any manner which the Company may deem necessary or desirable (including the date on which the Distribution Date shall occur, the amount of the Purchase Price, the definition of “Acquiring Person” or the time during which the Rights may be redeemed pursuant to Section 24) without the approval of any holder of the Rights. From and after the Distribution Date, and subject to applicable law, the Company may, and the Rights Agent shall if the Company so directs, amend this Rights Agreement without the approval of any holders of Right Certificates only (a) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision of this Rights Agreement or (b) to otherwise change or supplement any other provisions in this Rights Agreement in any manner which the Company may deem necessary or desirable and which does not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person, an Affiliate or Associate of an Acquiring Person, a Post Transferee, a Prior Transferee or a Further Subsequent Transferee). Any supplement or amendment adopted during any period after any Person has become an Acquiring Person but prior to the Distribution Date shall be null and void unless such supplement or amendment could have been adopted under the prior sentence from and after the Distribution Date. All supplements and amendments shall be in writing and must be authorized by the Board. Upon the delivery of a certificate from the Chairman of the Board, the Chief Executive Officer, the President or Secretary of the Company that states that the proposed supplement or amendment is in compliance with the terms of this Section 26, the Rights Agent shall execute such supplement or amendment; provided, that the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that affects the Rights Agent’s own rights, duties, obligations or immunities under this Agreement. In addition, notwithstanding anything to the contrary contained in this Rights Agreement, no supplement or amendment to this Rights Agreement shall be made which reduces the Redemption Price (except as required by Section 12(a)) or extends the Expiration Date.

SECTION 3. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

SECTION 4. Governing Law. This Amendment shall be deemed to be a contract made under the law of the State of Delaware and for all purposes shall be governed by and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State.

SECTION 5. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature. This Amendment and the amendments set forth in Section 2 hereof shall become effective on the date first referenced above.

SECTION 6. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

SECTION 7. Rights Agreement as Amended. From and after the date hereof, any reference to the Rights Agreement and the Form of Right Certificate attached thereto shall mean such agreement or certificate, as applicable, as amended hereby.

SECTION 8. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

ARIAD PHARMACEUTICALS, INC.

By	/s/ Harvey J. Berger, M.D.
Name: Harvey J. Berger, M.D.
Title: Chairman and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration